Exhibit 1.01

Everspin Technologies, Inc.

Conflict Minerals Report

For the reporting Period January 1 to December 31, 2021

This Conflict Minerals Report (“CMR”) has been prepared by Everspin Technologies, Inc. (herein referred to, alternatively, as “Everspin,” “we” and “our”).  This CMR for the reporting period January 1 to December 31, 2021 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014.  The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934.  The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum and tungsten.

To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Everspin is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that Everspin has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.     Product Overview

Headquartered in Chandler, Arizona, Everspin is a pioneer in the successful commercialization of Magnetoresistive Random Access Memory (MRAM) technology. Our portfolio of MRAM technologies, including Toggle MRAM and Spin-transfer Torque MRAM (STT-MRAM), is delivering superior performance, persistence and reliability in non-volatile memories that transform how mission-critical data is protected against power loss. With over 10 years of MRAM technology and manufacturing leadership, our memory solutions deliver significant value to our customers in key markets such as industrial, medical, automotive/transportation, aerospace and data center. We are the leading supplier of discrete MRAM components and a successful licensor of our broad portfolio of related technology IP.

Everspin sells its products directly and through our established distribution channel to industry-leading original equipment manufacturers (OEMs) and original design manufacturers (ODMs). In general, Everspin works directly with its customers to have its MRAM devices designed into and qualified for their products. Although Everspin maintains direct sales, support and development relationships with its end customers, most of its products are sold to those end customers through distributors.

II.    Supply Chain Overview

We manufacture our MRAM products using both captive and third-party manufacturing capabilities. We purchase industry-standard complementary metal-oxide semiconductor (CMOS) wafers from semiconductor foundries and perform back end of line (BEOL) processing that includes our magnetic-bit technology at our 200mm fabrication facility in Chandler, Arizona. We also manufacture full-flow 300mm STT-MRAM products as part of our strategic relationship with GLOBALFOUNDRIES. We utilize third-party industry-leading assembly and test sub-contractors, including Amkor, OSE, GTC, ChipMos and UTAC. These suppliers also are responsible for procurement of raw materials used in the production of their products.

For purposes of this CMR, references to our “products” refer to our hardware products, and references to our “suppliers” refer to our product suppliers.

III.   Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Final Rules to exercise due diligence on the source and chain of custody of our conflict minerals and to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit to our Form SD.

IV.  Design of Due Diligence Measures

Everspin designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

V.    Due Diligence Measures Performed by Everspin

Everspin performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

•	Everspin has established a Conflict Free Minerals Policy statement that is available on our website at https://www.everspin.com/eicc-gesi-and-other-documents-and-templates.

•	The development and implementation of Everspin’s Conflict Materials Policy, the conducting of due diligence on the source and chain of custody of Everspin’s necessary conflict minerals, and the drafting of the SEC filings required by the Final Rules are managed by Everspin’s quality assurance and supply chain departments, with support from Everspin’s outside legal counsel. To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the quality assurance and supply chain departments and will then subsequently be reported to Everspin’s Chief Financial Officer, as appropriate.

•	The quality assurance and supply chain staff responsible for conflict minerals compliance are required to be familiar with industry standards regarding Conflict Minerals and with Everspin’s conflict minerals-related processes and procedures.

•	Records of material conflict minerals-related documentation are maintained electronically by Everspin for a period of five (5) years from the date of creation.

•	Everspin reviews its existing manufacturing suppliers’ Conflict Minerals Statement, and new manufacturing suppliers’ adherence to Conflict Minerals requirements are part of Everspin’s supplier onboarding process.

•	Everspin’s Whistleblower and Complaint Policy is designed to provide employees with a confidential or anonymous avenue of communication for reporting violations of (i) laws, governmental rules and regulations, (ii) internal accounting controls or accounting and auditing practices and policies or (iii) any other Everspin policies, including the Conflict Minerals Statement.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•	Everspin recognizes the Responsible Minerals Initiative’s (the “RMI”) Conflict Minerals Reporting Template (the “CMRT”) as a primary questionnaire regarding suppliers’ adherence to rules and regulations. The CMRT is designed to provide Everspin with sufficient information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with certain of its requirements under the Final Rules.

•	Everspin’s quality assurance and supply chain departments manage the collection of information reported on the CMRT by its suppliers. Where there is no CMRT available, Everspin relies on a supplier’s documented statements regarding conflict minerals available on such supplier’s website.

•	Everspin utilizes escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Everspin determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Everspin will enforce the Conflict Free Minerals Policy statement by means of a series of escalations, as appropriate.

•	Such escalations may range from engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Everspin from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that Everspin does not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in its products, Everspin relies on the RMI to conduct third-party audits of smelters and refiners.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2021 calendar year reporting period.  The Form SD and Conflict Minerals Report are also available on our website at https://investor.everspin.com/sec-filings.

VI.  Smelters and Refiners Identified

As a result of Everspin’s reasonable country of origin inquiry, we have reviewed 7 suppliers, representing 100% of suppliers.  These suppliers provided us with a list of smelters and refiners that may process our necessary conflict minerals as reflected in Addendum A hereto.

Due to our position as a downstream company several tiers removed from smelters or refiners, our direct suppliers often cannot provide information on conflict mineral sourcing that is specific to our products. Therefore, our ability to trace such conflict minerals in our products to the smelter or mine level has limits. Conversely, the reported presence of a facility in our suppliers’ supply chain does not necessarily mean that conflict minerals from that facility were used in our products. In many cases, facility information was provided to us for the entire supply chain of the surveyed supplier, who did not identify with specificity those facilities believed to contribute necessary conflict minerals to any of our products.

VII. Steps to Mitigate Risk

Everspin intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs;

•	Support the development of supplier capabilities to perform conflict minerals-related due diligence; and

•	provide ongoing training regarding emerging best practices and other relevant topics to quality assurance and supply chain staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements are forward-looking in nature and are based on Everspin’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Everspin’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Everspin’s) are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Addendum A

Smelter and Refiner Country Locations by Conflict Mineral

Conflict Mineral	Country Location
Tin	BELGIUM BOLIVIA BRAZIL CHINA INDONESIA JAPAN MALAYSIA PERU PHILIPPINES POLAND RWANDA SPAIN TAIWAN, PROVINCE OF CHINA THAILAND UNITED STATES OF AMERICA VIETNAM
Tantalum	CHINA GERMANY JAPAN KAZAKHSTAN UNITED STATES OF AMERICA THAILAND INDIA ESTONIA
Tungsten	CHINA GERMANY JAPAN UNITED STATES VIETNAM
Gold

ANDORRA

AUSTRALIA

AUSTRIA

BELGIUM

BRAZIL

CANADA

CHILE

CHINA

CZECHIA

FRANCE

GERMANY

INDIA

INDONESIA

ITALY

JAPAN

KAZAKHSTAN

KOREA, REPUBLIC OF

KYRGYZSTAN

MEXICO

NETHERLANDS

PHILIPPINES

RUSSIAN FEDERATION

SINGAPORE

SOUTH AFRICA

SPAIN

SWEDEN

SWITZERLAND

TAIWAN, PROVINCE OF CHINA

THAILAND

TURKEY

UNITED ARAB EMIRATES

UNITED STATES OF AMERICA

UZBEKISTAN